As Filed with the Securities and Exchange Commission on August 12, 2002
Registration No. 333-72694
Registration No. 33-64361

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO	POST-EFFECTIVE AMENDMENT NO. 1
FORM S-4	TO
ON	FORM S-3
FORM S-3	REGISTRATION STATEMENT
REGISTRATION STATEMENT	UNDER
UNDER	THE SECURITIES ACT OF 1933
THE SECURITIES ACT OF 1933

MGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	39-2040501
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

133 South Blair Street

Post Office Box 1231
Madison, Wisconsin 53701-1231
(608) 252-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terry A. Hanson, Vice President, Chief Financial Officer and Secretary

Jeffrey C. Newman, Vice President and Treasurer
MGE Energy, Inc.
133 South Blair Street
Post Office Box 1231
Madison, Wisconsin 53701-1231
(608) 252-7000
(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copy To:

Richard W. Astle, Esq.

Sidley Austin Brown & Wood
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.         ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

    See Explanatory Note regarding Rules 414 and 429 under the Securities Act of 1933, as amended, following this cover page     .

SHARE EXCHANGE
WHERE YOU CAN FIND MORE INFORMATION
MGE ENERGY, INC.
USE OF PROCEEDS
DESCRIPTION OF THE PLAN
DESCRIPTION OF COMMON STOCK
COMMON STOCK DIVIDENDS AND MARKET
LEGAL MATTERS
EXPERTS
Opinion of Kristine A. Euclide
Consent of PricewaterhouseCoopers LLP

EXPLANATORY NOTE

      This Amendment is being filed in connection with a corporate restructuring by the Registrant and Madison Gas and Electric Company, a Wisconsin corporation (“MGE”). Pursuant to an Agreement and Plan of Share Exchange, dated as of October 31, 2001 (the “Share Exchange Agreement”), between the Registrant and MGE, the Registrant acquired all of the then outstanding shares of common stock of MGE as a result of a share exchange (the “Share Exchange”) on August 12, 2002. MGE is now a wholly-owned subsidiary of the Registrant.

      Pursuant to the Share Exchange Agreement, the Registrant also succeeded to the Dividend Reinvestment and Direct Stock Purchase Plan (Investors Plus Plan) of MGE (the “Plan”). The Registrant’s common stock will now be issued under the Plan in lieu of MGE’s common stock. The Registrant hereby amends its Registration Statement No. 333-72694 on Form S-4 (the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-3 to the Form S-4 relating to 152,111 shares of common stock of the Registrant which were registered on the Form S-4 but were not issued in the Share Exchange. The Registrant intends to issue the unissued shares registered under the Form S-4 in connection with the Plan.

Adoption of Predecessor Issuer’s Registration Statement

      In accordance with Rule 414 promulgated under the Securities Act of 1933, as amended, the Registrant, as the successor issuer to MGE as a result of the Share Exchange, hereby expressly adopts MGE’s Registration Statement No. 33-64361 on Form S-3 (the “Form S-3”) as its own for all purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Form S-3 registered shares of MGE’s common stock for issuance under the Plan. The Registrant’s common stock will now be issued under the Plan in lieu of MGE’s common stock.

About this Registration Statement and the Prospectus Included Herein

      This Registration Statement constitutes Post-Effective Amendment No. 1 on Form S-3 to the Form S-4 and Post-Effective Amendment No. 1 to the Form S-3. Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this Registration Statement is a combined prospectus and relates to the remaining unissued shares of common stock registered by the Form S-4 and to the remaining unissued shares of common stock registered by the Form S-3.

Prospectus

MGE ENERGY, INC.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

(INVESTORS PLUS PLAN)

660,452 SHARES

COMMON STOCK $1 PAR VALUE

        We hereby offer participation in our Dividend Reinvestment and Direct Stock Purchase Plan. The Plan is designed to provide investors with a convenient way to purchase shares of our common stock, par value $1 per share, and to reinvest all or a portion of the cash dividends paid in common stock.

      Our common stock is quoted on the Nasdaq National Market under the symbol “MGEE.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      Shares of our common stock offered under the Plan are offered through a registered broker-dealer selected by us.

The date of this prospectus is August 12, 2002.

Share Exchange	2
Where You Can Find More Information	2
MGE Energy, Inc.	4
Use of Proceeds	4
Description of the Plan	5
Description of Common Stock	15
Common Stock Dividends and Market	18
Legal Matters	18
Experts	18

SHARE EXCHANGE

      On August 12, 2002, we exchanged shares of our common stock for the then outstanding shares of common stock of Madison Gas and Electric Company (MGE) pursuant to an Agreement and Plan of Share Exchange. MGE is now our wholly-owned subsidiary. We have assumed the Plan that MGE established. Shares of our common stock will now be issued under the Plan. If you were a Plan participant prior to the share exchange, you do not have to take any action to continue your participation in the Plan. Shares of MGE common stock issued under the Plan prior to August 12, 2002 were exchanged on that date for shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

      We and MGE file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s web site at http://www.sec.gov or on our web site at http://www.mgeenergy.com. Our common stock is traded on The Nasdaq National Market under the symbol “MGEE,” and you may inspect copies of any documents we file with the SEC at the offices of The National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we and MGE have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the common stock registered hereby has been issued:

•	MGE’s Annual Report on Form 10-K for the year ended December 31, 2001;

•	MGE’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002; and

•	Our and MGE’s Current Report on Form 8-K, filed on August 12, 2002;

•	MGE’s proxy statement filed with the SEC as part of our Registration Statement on Form S-4 (Registration No. 333-72694); and

•	The description of our common stock contained in our Registration Statement on Form S-4 (Registration No. 333-72694), including any amendment or report filed for the purpose of updating the description.

      You may request a copy of these filings at no cost, by writing, calling or e-mailing us at the following address:

MGE Energy, Inc.

Post Office Box 1231
Madison, Wisconsin 53701-1231
Attention: Shareholder Services
Telephone: (800) 356-6423
Email: investor@mgeenergy.com

      You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information.

      We are not offering the common stock pursuant to the Plan in any state where the offer is not permitted.

      You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

      Please carefully read this prospectus, together with the additional information referred to under this heading, before investing in our common stock under the Plan.

MGE ENERGY, INC.

      We are a utility holding company that owns MGE. Through MGE, our electric and gas utility subsidiary, we generate and distribute electricity to more than 128,000 customers in Dane County, Wisconsin (250 square miles) and purchase, transport and distribute natural gas to nearly 123,000 customers in seven Wisconsin counties: Columbia, Crawford, Dane, Iowa, Juneau, Monroe and Vernon (1,375 square miles). MGE has served the Madison area since 1896. We were incorporated on October 31, 2002 under the laws of the State of Wisconsin and became the holding company for MGE on August 12, 2002, the date of effectiveness of a share exchange between us and MGE. Our principal executive offices are located at 133 South Blair Street, Madison, Wisconsin 53701-1231, and our telephone number is (608) 252-7000. We also have a web site located at http://www.mgeenergy.com.

USE OF PROCEEDS

      If shares of our common stock are purchased from our authorized but unissued shares or from our treasury, we will receive additional funds. We will contribute those funds to the capital of our utility subsidiary, MGE, which is expected to use them for general corporate purposes, including capital expenditures. We will temporarily invest any net proceeds which we do not immediately use in marketable securities.

DESCRIPTION OF THE PLAN

      The following is a description of the Plan in a question and answer format.

PURPOSE

1.	What is the purpose of the Plan?

      The purpose of the Plan is to provide participants a simple and convenient method of purchasing shares of our common stock with initial investments, dividends, and optional cash payments. To the extent that shares are purchased from our authorized but unissued shares or from our treasury, we will receive additional funds. We will contribute those funds to the capital of our utility subsidiary, MGE, which is expected to use them for general corporate purposes, including capital expenditures.

ADVANTAGES AND DISADVANTAGES

2.	What are the advantages of the Plan?

•	Persons and entities not presently owning shares of common stock may become shareholders by making an initial direct investment of no less than $50 and no more than $25,000 per account (see Question 15).

•	Additional investments in common stock may be made by participants through optional cash payments for as little as $25 per payment, up to $25,000 per calendar quarter per account (see Question 15).

•	All or a portion of the dividends paid on common stock may be automatically reinvested in additional shares of common stock (see Question 9).

•	Full investment of funds is possible under the Plan because the Plan permits fractional shares to be credited to participants’ accounts (see Question 11).

•	Our employees who participate in the Plan may arrange for optional cash payments to be made through payroll deductions (see Question 15).

•	Shares purchased are credited to an account in the participant’s name, and a statement is furnished following each transaction, thereby providing a simplified method of record keeping (see Question 17).

•	Participants may deposit common stock certificates into their Plan accounts for safekeeping, whether or not the common stock represented by those certificates was purchased through the Plan. This convenience is provided at no cost to the participant and eliminates the possibility of loss, inadvertent destruction, or theft of certificates (see Question 23).

•	Participants may transfer shares held in their Plan account to another individual or entity at no cost. The normal transfer requirements will apply.

•	Participants may receive cash dividends on any or all shares of common stock by check or electronic deposit to a designated account (see Questions 9 and 20).

3.	What are the disadvantages of the Plan?

•	Participants have no control over the price at which shares are purchased or sold through the Plan or the timing of those purchases or sales. A participant bears the market risk associated with fluctuations in the price of our common stock pending the execution of a purchase or sale of shares for the participant’s account (see Questions 12 and 25).

•	No interest is paid on funds pending investment (see Question 14).

•	Requests for issuance of certificates or the sale of shares from a Plan account (withdrawals) may be delayed during the dividend processing period. Requests for other changes in Plan participation may also be delayed during this period (see Question 25).

COSTS

4.	Are there any expenses to participants under the Plan?

      When shares of common stock purchased under the Plan are newly issued or treasury shares, rather than purchased on the open market, there are no expenses to participants because shares are purchased from us and no brokerage commission is incurred. When common stock is purchased on the open market under the Plan, the price per share paid by the participant includes normal brokerage commissions incurred to acquire the shares. Because purchases are consolidated, a participant’s proportionate share of brokerage commissions resulting from open market purchases should be lower than the commissions for individual purchases. Shares sold through the Plan will incur normal brokerage commissions (see Questions 12 and 25).

      We will pay all costs of administration of the Plan, excluding normal brokerage commissions incurred to purchase shares on the open market or to sell shares. Participants will receive advance notice if we determine not to pay all administrative costs.

ADMINISTRATION

5.	How will the Plan be administered?

      We administer the Plan, performing only clerical and ministerial functions such as keeping a continuing record of participants’ accounts, advising them of purchases and other transactions, and performing other duties relating to the Plan. We believe that our serving as administrator rather than a registered broker-dealer or a federally insured banking institution poses no material risks to participants because of the administrative nature of the functions we perform. In addition, initial investments and optional cash investments will be transmitted promptly to a segregated escrow account at a bank or to the independent agent and will not be subject to any liens or claims of any of our creditors. Purchases of common stock for the accounts of participants will be registered in the name of the Plan nominee (a bank) as custodian for participants in the Plan.

PARTICIPATION

6.	Who is eligible to participate?

      Any interested person or entity making an initial investment of at least $50 and all registered shareholders are eligible to participate. Beneficial owners of common stock registered in others’ names, such as brokers or bank trustees and nominees, who want to participate by reinvesting dividends paid on these shares may be required by their brokers or banks to withdraw their shares from the beneficial accounts and register the shares in their own names.

7.	How do eligible investors participate?

      After receiving a prospectus, investors may join the Plan by signing an enrollment form and returning it to us at MGE Energy, Inc., Shareholder Services, Post Office Box 1231, Madison, WI 53701-1231 (see Question 9). Enrollment forms may be obtained at any time by written request to us, by telephoning us at the appropriate toll-free number listed on page 18 of this prospectus, or by downloading the form from our Web site (www.mgeenergy.com). Investors making first-time purchases of common stock must submit the enrollment form with the initial investment to purchase common stock or arrange for the initial investment to be made through a payroll deduction (see Questions 14 and 15). A person who is a current owner of common stock must sign an enrollment form exactly as that person’s name appears on his or her common stock certificate. If the common stock is registered to more than one person, each person must sign the enrollment form. A person or persons who are making an initial investment must specify exactly how the shares to be purchased are to be registered and sign their names accordingly.

8.	When may an eligible investor join the Plan?

      Eligible investors may join the Plan at any time. Participation for reinvestment of dividends will commence with the next common stock cash dividend date after we receive, at least 15 days prior to the dividend date, a properly completed enrollment form. We expect that quarterly dividends on our common stock will be declared and paid on the same schedule followed for dividends on MGE common stock (currently on or about March 15, June 15, September 15 and December 15). If the enrollment form is not received in time, participation through reinvestment of dividends will be delayed until the following dividend date.

      Optional cash payments received by us prior to the close of business on the “investment date,” defined as the 15th day of each month (or the next business day thereafter if the 15th day of the month is not a business day) and initial investments with a properly completed enrollment form received at least three business days prior to the investment date will be invested monthly on the investment date.

9.	What does an enrollment form authorize?

      An enrollment form authorizes us in our capacity as administrator of the Plan to enroll participants under the following options:

•	Legal name under which shares are to be registered:

—	Individual or joint — Joint accounts will be presumed to be joint tenants with right of survivorship unless otherwise indicated.

—	Custodial — A minor child is the beneficial owner of the account with an adult custodian managing the account until the minor comes of age as specified in the Uniform Gifts/ Transfers to Minors Act in the minor’s state of residence.

—	Transfer on Death (TOD) — The beneficiary of a TOD registration may be an individual or other entity. Only one beneficiary is allowed per TOD account.

—	Trust — Trust accounts are established in accordance with the provisions of a trust agreement.

•	Method of dividend payments:

—	Full dividend reinvestment — Reinvest all dividends: dividends paid on shares held by the participant, dividends on shares held in the participant’s Plan account, and any initial investment and optional cash payments will be invested in common stock and credited to the participant’s Plan account.

—	Partial dividend reinvestment — Reinvest a portion of dividends: a participant may request cash dividends on a designated percentage of shares held in the participant’s Plan account, as indicated by the participant on the enrollment form. Dividends paid on remaining shares and any optional cash payments will be invested in common stock and credited to the participant’s Plan account.

—	No dividend reinvestment — Pay all cash dividends: receive all cash dividends on shares held by the participant and in the participant’s Plan account. Participants may purchase shares through the Plan with an initial investment and optional cash payments.

•	Dividend deposit — Participants receiving cash dividends may elect to have the funds deposited electronically in their checking or savings account.

•	Cash withdrawal for stock purchases — Participants may elect to make subsequent payments for stock purchases via automatic withdrawal from their checking or savings account.

•	Certificate safekeeping — Existing shareholders may deposit any MGE Energy stock certificates they are holding into their accounts for safekeeping (see Question 23).

•	Telephone transactions — Participants may authorize us to take certificate issuance or sell orders by telephone. We will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. This procedure may include personal identification via taxpayer identification number, account number and address of record.

•	The enrollment form incorporates an IRS Substitute Form W-9 with which the participant can certify that the taxpayer identification number shown on the enrollment form is correct and that the participant is not subject to backup withholding.

•	The enrollment form also acknowledges the participant’s receipt of this prospectus and acceptance of participation subject to the terms and conditions of the Plan as described in this prospectus.

      If we receive an incomplete enrollment form, we will return the enrollment form and any payment for stock purchase to the participant.

SOURCE OF SHARES AND USE OF PROCEEDS

10.	What is the source of, and use of proceeds from, common stock purchased under the Plan?

      Shares purchased under the Plan will be shares purchased on the open market by the independent agent, newly issued shares or treasury shares. If shares purchased under the Plan are purchased on the open market, we will not receive any additional funds from those purchases. If shares purchased under the Plan are newly issued or treasury shares, we will receive additional funds from those purchases which we will contribute to the capital of our utility subsidiary, MGE, which is expected to use those funds for general corporate purposes, including capital expenditures.

PURCHASES

11.	How many shares of common stock will be purchased for participants?

      The number of shares to be purchased depends on the amount of a participant’s initial investment, optional cash payment, dividend, or a combination thereof, and the price of the shares. Each participant’s account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount invested divided by the purchase price.

12.	What will be the price of shares of common stock purchased under the Plan?

      When shares are purchased on the open market, the price per share to participants will be the weighted average purchase price, including normal brokerage commissions, carried to four decimal places, of shares acquired on the open market by the independent agent. Because purchases are consolidated, a participant’s proportionate share of brokerage commissions resulting from open market purchases should be lower than the commissions for individual purchases. The agent is a securities broker-dealer registered under the Securities Exchange Act of 1934, as amended, who is a market maker in our common stock and will purchase shares of our common stock as agent for the participants in the Plan. The purchases will be made in over-the-counter market purchases or negotiated transactions on terms determined by the agent.

      When shares are purchased from authorized but unissued shares of common stock or from our treasury, the price per share of shares to participants will be the average of the quoted closing prices for our common stock as reported on the Nasdaq National Market for the period of five trading days ending on the dividend date or investment date (or the period of five trading days immediately preceding the dividend date or the investment date if the Nasdaq National Market is closed on that date). In each case, the price will be calculated to four decimal places.

      We will pay all costs of administration of the Plan, excluding normal brokerage commissions incurred to purchase shares on the open market or to sell shares.

13.	When will dividend funds be invested?

      On each dividend date, the dividends on any designated shares registered in the names of the participants, as well as on the common stock held in the Plan accounts of the participants, will be invested in common stock as of the dividend date, along with optional cash payments received prior to the close of business on the dividend date (see Question 8). Dividends that are not invested within 30 days of the dividend date will be paid to the shareholder. For administrative purposes, the actual crediting of the common stock to a participant’s account and the purchase of shares through the Plan may take place several days after each dividend date.

      For a description of the dividend rights pertaining to our common stock, see “Description of Common Stock — Dividend Rights” on page 17 of this prospectus.

INITIAL INVESTMENTS AND OPTIONAL CASH PAYMENTS

14.	When must the initial investments and optional cash payments be made?

      Initial investments must be received with a properly completed enrollment form at least three business days prior to the investment date (see Question 8 for definition of investment date). On each investment date, we will invest any optional cash payments received prior to the close of business on the investment date and initial investments in common stock for the account of the participant. If received after the investment date, we may hold the investment until the next investment date. Initial investments and optional cash payments that are not invested within 35 days of receipt will be returned to the participant. Only participants who have properly completed, signed, and returned an enrollment form as provided in Questions 8 and 9 are eligible to make an initial investment and optional cash payments.

      A participant may withdraw an initial investment or optional cash payment by notifying Shareholder Services in writing not less than two business days before an investment date. Any withdrawn amount will be returned as promptly as practicable without interest.

      No interest will be paid on initial investments and optional cash payments held by us pending investment. Participants are requested not to send cash.

15.	How are initial investments and optional cash payments made?

      Participants may make initial investments of not less than $50 and optional cash payments of not less than $25 per payment nor more than $25,000 for each calendar quarter per account. When enrolling in the Plan, an initial investment and optional cash payment may be made by the participant by enclosing with the enrollment form a check or money order payable to the order of MGE Energy, Inc. Thereafter, optional cash payments may be made through the use of the remittance form for optional cash payments sent by us to participants. We will promptly transmit all initial investments and optional cash payments to the segregated account at a bank or to the independent agent.

      It is recommended that all payments be made so as to reach us at least five business days prior to the investment date. Each payment by a participant must be made by check or money order payable to the order of MGE Energy, Inc. and the same amount of money need not be sent each time, subject to the minimum and maximum payment levels. There is no obligation to make optional cash payments.

      Our employees and employees of any of our subsidiaries participating in the Plan may arrange for an initial investment or optional cash payments to be made through payroll deductions. The $50 minimum payment requirement for initial investments and the $25 minimum payment requirement for optional cash payments will not apply to payments made through payroll deductions. Application forms for employee payroll deductions are available from Shareholder Services. Commencement, revision, or termination of payroll deductions will become effective as soon as practicable after receipt of the request.

16.	What happens if a check is returned unpaid by a participant’s financial institution?

      In the event that any check is returned unpaid for any reason and we are unable to collect funds from the participant, we will consider the request for investment of those funds null and void. The participant will be asked to reimburse us for any fee charged by our financial institution as a result of the returned check. We will remove from the participant’s account any shares purchased upon the prior credit of those funds. Those shares may be sold to satisfy any uncollected amount. If the net proceeds of a sale are insufficient to satisfy the balance of the uncollected amount, additional shares may be sold from the participant’s account as necessary to satisfy the uncollected balance.

REPORTS TO PARTICIPANTS

17.	What kind of reports will be sent to participants in the Plan?

      Each participant will receive a statement of account following each purchase or sale of common stock for the participant’s account under the Plan. Statements of account will be issued quarterly for all reinvestment participants and for each month when the participant purchases or sells shares. Quarterly statements of account are cumulative, showing activity for all three months of the quarter and calendar year to date. Account statements are the participant’s continuing record of purchases and should be retained for income tax purposes. The final statement of the calendar year will indicate the total dividends credited to the participant’s account for the year for the participant’s Plan account, and a Form 1099-DIV will be issued to each participant for use in reporting dividends received for income tax purposes.

      For participants who are not making optional cash payments or reinvesting dividends but have shares held in the Plan, information regarding share balances and year-to-date dividends will accompany their dividend check or deposit advice.

18.	What other communications will participants receive from us?

      Each participant will receive the same communications as every other shareholder of record. These communications include quarterly reports, the annual report, the notice of annual meeting of shareholders and the proxy statement, proxy, and income tax information, including 1099 forms for reporting dividends and sale proceeds received by the participant. See Question 29 regarding voting of proxies.

DIVIDENDS ON FRACTIONS OF SHARES AND ELECTRONIC DEPOSIT

19.	Will participants be paid or credited with dividends on fractions of shares?

      Yes.

20.	Will we automatically deposit dividends which are not reinvested directly into a participant’s designated account?

      In lieu of receiving dividends by check, a participant may receive dividends by electronic deposit to a designated account. A participant must complete and sign a direct deposit authorization form and return it to us at MGE Energy, Inc., Shareholder Services, Post Office Box 1231, Madison, WI 53701-1231. Direct deposit will become effective as soon as practicable after receipt of a properly completed direct deposit authorization form. Changes in direct deposit instructions may be made by delivering a new properly completed direct deposit authorization form.

CERTIFICATES FOR SHARES

21.	Will certificates be issued for the common stock purchased?

      Normally, certificates for common stock purchased under the Plan will not be issued to participants. Instead, the common stock purchased for each participant will be credited to the participant’s Plan account and will be shown on the participant’s statement of account. This convenience protects against loss, theft, or destruction of common stock certificates. See Question 17 regarding issuance of statements of account.

      Certificates for any number of whole shares credited to an account under the Plan will be issued in the participant’s name upon the written request of a participant. A participant must furnish separate written instructions to us each time the issuance of certificates is desired. Requests should be mailed to us at MGE Energy, Inc., Shareholder Services, Post Office Box 1231, Madison, WI 53701-1231. Requests for certificates will be handled without charge to participants, but participants are restricted to one request per quarter.

      Certificates for fractions of shares will not be issued to a participant under any circumstances. See Questions 24 and 25 regarding withdrawal of fractional shares from the Plan.

      Common stock credited to the account of a participant under the Plan may not be pledged. A participant who wishes to pledge common stock must request that certificates for the common stock be issued in his or her name.

22.	In whose name will certificates be registered when issued?

      Accounts in the Plan will be maintained in a participant’s name as shown on our shareholder records. Certificates for whole shares will be similarly registered when issued.

      Upon written request, certificates can also be registered and issued in names other than that of a participant, subject to compliance with any applicable laws and to payment by the participant of any applicable taxes and provided that the request, in proper form, bears the signature of the participant and the signature is guaranteed by an eligible financial institution acceptable to our transfer agent.

SAFEKEEPING OF CERTIFICATES

23.	Can certificates be sent to us for safekeeping?

      Participants who wish to have us hold their certificated shares in safekeeping may send the certificate(s) to us for deposit to a Plan account in the participant’s name. Send the certificate, unsigned, with an enrollment form to us at MGE Energy, Inc., Shareholder Services, Post Office Box 1231, Madison, WI 53701-1231. Enrollment forms may be obtained at any time by writing to us or telephoning us at the appropriate toll-free number listed on page 18. It is recommended the certificate(s) be sent by registered or certified mail, return receipt requested. Participants bear all risk of loss in sending certificates to us for safekeeping. Certificates received for safekeeping will be canceled and registered in the name of the nominee as custodian for participants in the Plan. Participants using safekeeping services must advise us as to their choice of dividend payment options by indicating their choice on the enrollment form under “Participation.”

WITHDRAWAL

24.	What are the options for withdrawal of common stock from the Plan?

      When a participant withdraws all or a portion of his or her common stock from the Plan, the participant has five options. A participant may elect:

•	to have a certificate issued for all of the whole shares credited to the participant’s Plan account and receive a cash payment for any fraction of a share;

•	to have us sell all of the participant’s Plan shares and receive a check for the proceeds;

•	to have a certificate issued for a specified number of whole shares to be withdrawn from the Plan, leaving the remaining shares in the Plan;

•	to have us sell a specified number of Plan shares and receive a check for the proceeds, leaving the remaining shares in the Plan; or

•	to discontinue reinvestment of dividends but continue to have shares held in safekeeping.

25.	When and how may participants withdraw all or a portion of their common stock from the Plan?

      A participant may withdraw from the Plan at any time by sending a written request to us at MGE Energy, Inc., Shareholder Services, Post Office Box 1231, Madison, WI 53701-1231.

      When a participant requests to withdraw all of his or her common stock from the Plan, termination of participation in the Plan will be effective upon the issuance of a certificate or sale of his or her common stock. If a participant withdraws all of his or her common stock from the Plan and requests a certificate for the shares, a certificate for all of the whole shares credited to the participant’s Plan account will be issued and a cash payment representing any fraction of a share will be mailed directly to the participant. The cash payment to each withdrawing participant will be based on the actual sale price when accumulated fractional sales of withdrawing participants are sold through the Plan.

      If a request for withdrawal is received less than 30 days preceding a dividend date, the request may be held until dividend processing is complete.

      Sales of whole shares and any fractional shares will be made directly to the independent agent. The sale price to participants of shares sold through the Plan will be the market price, including normal brokerage commissions, carried to four decimal places, of shares purchased by the agent. Sale proceeds will be mailed to the participant. Sales of whole and fractional shares may be accumulated; sales transactions will, however, normally occur weekly and at least every 30 days. Participants will receive certificates for shares or cash for shares which are sold no later than 30 days after our receipt of the written notice of withdrawal.

      We cannot guarantee that shares will be sold on any specific day or at any specific price.

26.	When may former participants rejoin the Plan?

      Generally, a former participant may again become a participant at any time (see Question 8). However, we reserve the right to reject any enrollment form from a previous participant on grounds of excessive joining and termination. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

OTHER INFORMATION

27.	When and how may participants change their status concerning dividend reinvestment in the Plan?

      Participants may change their status at any time by indicating a new designation on an enrollment form. However, if a participant’s request to change is received less than 30 days preceding a dividend date, the dividend paid on the dividend date may, at our option, be processed under the participant’s previous designation. All requests to change will be processed as promptly as possible.

28.	What happens if we issue a stock dividend or declare a stock split?

      Any stock dividends or split shares distributed by us on common stock held in the Plan for a participant will be credited to the participant’s Plan account. Stock dividends or split shares distributed on certificated shares registered in the name of a participant will be registered in the participant’s name and may be issued in certificate form.

29.	How will participants’ common stock be voted at meetings of shareholders?

      The common stock credited to a participant’s account may only be voted in accordance with the participant’s instructions given on a proxy form which will be furnished to all shareholders.

30.	What is our responsibility and the responsibility of the nominee under the Plan?

      Neither we nor the independent agent, the nominee or any agents, in administering the Plan, will be liable for any act done in good faith, or for any omission to act in good faith, including, without limitation, any act giving rise to a claim of liability arising out of failure to terminate a participant’s account upon a participant’s death prior to the receipt of notice in writing of such death.

      A participant should recognize that neither we nor the independent agent, the nominee or any agents can assure a profit or protect against a loss on the common stock purchased or sold under the Plan.

      The foregoing does not affect a participant’s right to bring a cause of action based on alleged violations of federal securities laws.

31.	What provision is made for shareholders whose dividends are subject to tax withholding?

      In the case of participating shareholders whose dividends are subject to tax withholding, we will invest an amount equal to the cash dividend less the amount of tax required to be withheld. Only the net dividend will be applied by us to the purchase of common stock. Our quarterly statements for those participants will indicate the amount of tax withheld and the net dividend reinvested.

32.	Can the Plan be changed or discontinued?

      We reserve the right to suspend, modify, or terminate the Plan at any time. Notice of any suspension, modification, or termination will be sent to all affected participants.

33.	Who interprets and regulates the Plan?

      We reserve the right to interpret and regulate the Plan.

34.	Which law governs the Plan?

      The Plan is governed by and construed in accordance with the laws of the State of Wisconsin.

FEDERAL INCOME TAX CONSEQUENCES

      The federal income tax information in Questions 35 through 37 is provided only as a guide to non-corporate participants who hold shares of our common stock as a capital asset. You should consult with your own tax advisors for more specific information on rules regarding the tax consequences of the Plan under federal and state income tax laws and the tax basis of shares held under the Plan in special cases, such as death of a participant or a gift of Plan shares and for other tax consequences.

      Because state income tax laws vary between states, information on state tax consequences is not discussed in this prospectus. You should consult with your own tax advisors regarding the tax consequences of Plan participation under the specific state income tax laws to which you are subject.

35.	What are the federal income tax consequences of participation in the Plan?

      Participants in the Plan, in general, have the same federal income tax obligations with respect to dividends on their common stock as do shareholders who are not participants in the Plan. Cash dividends which a participant elects to have reinvested under the Plan will be treated for federal income tax purposes as having been received even though the participant does not actually receive cash but, instead, purchases common stock under the Plan. Generally, any dividends described above will be taxable to participants as ordinary dividend income to the extent of our current or accumulated earnings and profits for federal income tax purposes. The amount of any dividends in excess of earnings and profits will reduce a participant’s tax basis in the common stock with respect to which the dividend was received, and, to the extent in excess of basis, result in capital gain.

      Participants in the Plan will not recognize any income for federal income tax purposes upon the purchase of shares of common stock with initial investments and optional cash payments. See Question 36 regarding the tax basis of those shares.

36.	What is the federal tax basis of shares of common stock acquired under the Plan?

      In order to determine the tax basis of shares acquired under the Plan and for other tax consequences, you should consult with your tax advisor.

      As a general rule, the tax basis of shares (or any fraction of a share) of common stock acquired under the Plan will be equal to (i) in the case of shares purchased on the open market, the purchase price for those shares (or share), including any brokerage commissions, and (ii) in the case of newly issued shares or treasury shares, the average trading price of the shares on the dividend or investment date. See Question 12 for the calculation of the average trading price.

      The holding period for shares of common stock acquired under the Plan (or a fraction thereof) will begin on the day following the purchase date.

37.	What are the federal income tax consequences of a sale of common stock acquired under the Plan?

      A participant will not realize any federal taxable income upon receipt of certificates for whole shares of common stock previously credited to the participant’s account, whether upon request, withdrawal from the Plan, or our termination of the Plan. However, gain or loss generally will be realized when a participant sells or otherwise disposes of such shares and with respect to any cash payment by us for a fractional share. The gain or loss will be equal to the difference between the amount received for shares (or a fractional share) and the participant’s tax basis therefor. If shares of common stock acquired under the Plan are held for more than one year, the gain or loss realized upon the sale thereof generally will be long-term capital gain or loss; if the shares are held for a shorter period, the gain or loss will be short-term capital gain or loss. The maximum federal income tax rate for individual taxpayers on adjusted net capital gain (that is, generally, the excess of the taxpayer’s net long-term capital gain over the taxpayer’s net short-term capital loss) is 20%.

DESCRIPTION OF COMMON STOCK

General

      Our authorized capital stock consists of 50,000,000 shares of common stock, par value $1 per share, of which there were 17,347,889 shares issued and outstanding as of August 12, 2002. We have not redeemed any of our common stock nor do we hold any shares of common stock as treasury stock.

      The following summarizes certain provisions of our Amended and Restated Articles of Incorporation and the Wisconsin Business Corporation Law, which relate to our common stock.

Voting Rights

      Except as described below under “Limitation of Voting Rights of Substantial Shareholders,” each share of our common stock entitles its holder to one vote in all elections of directors and any other matter submitted to a vote at a meeting of shareholders. Since our common stock does not have cumulative voting rights, the holders of more than 50% of the shares, if they choose to do so, can elect all of the directors.

      All corporate action to be taken by our shareholders may be authorized by a majority of votes cast by holders entitled to vote at a duly authorized meeting, although:

•	the affirmative vote of the holders of two-thirds of our outstanding stock is necessary to amend our Amended and Restated Articles of Incorporation and to approve various fundamental corporate changes, including a merger or share exchange or the sale of all or substantially all of our assets or the dissolution of our company; and

•	the approval of 80% of the votes cast by holders entitled to vote at a duly authorized meeting is required to amend the provisions of our Amended and Restated By-laws relating to the removal of directors only for cause.

Limitation of Voting Rights of Substantial Shareholders

      Our Amended and Restated Articles of Incorporation provide for limited voting rights by the record holders of our “voting stock” which is beneficially owned by a Substantial Shareholder (as defined below). These provisions may render more difficult or discourage:

•	a merger involving our company;

•	an acquisition of our company;

•	the acquisition of control over our company by a Substantial Shareholder; and

•	the removal of incumbent management.

      “Voting stock” is defined in our Amended and Restated Articles of Incorporation to include our common stock and any class or series of preferred or preference stock then outstanding entitling its holder to vote on any matter with respect to which a determination is being made, unless our shareholders or our board of directors expressly exempt a class or series of our preferred or preference stock from this provision of our Amended and Restated Articles of Incorporation. Our Amended and Restated Articles of Incorporation do not presently authorize any class of stock other than common stock.

      A “Substantial Shareholder” is defined in our Amended and Restated Articles of Incorporation as any person or entity (other than us, any of our subsidiaries, our and our subsidiaries’ employee benefit plans and the trustees thereof), or any group formed for the purpose of acquiring, holding, voting, or disposing of shares of voting stock, that is the beneficial owner of voting stock representing 10% or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock. For purposes of our Amended and Restated Articles of Incorporation, a person is deemed to be a “beneficial owner” of any shares of voting stock which that person (or any of its affiliates or associates) beneficially owns, directly or indirectly, or has the right to acquire or to vote, or which are beneficially owned, directly or indirectly, by any other person with which that person (or any of its affiliates or associates) has an agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock.

      A Substantial Shareholder (including the shareholders of record of its beneficially owned shares) is entitled to cast one vote per share (or another number of votes per share as may be specified in or pursuant to our Amended and Restated Articles of Incorporation) with respect to the shares of voting stock which would entitle the Substantial Shareholder to cast up to 10% of the total number of votes entitled to be cast in respect of all the outstanding shares of voting stock. With respect to shares of voting stock that would entitle the Substantial Shareholder to cast more than 10% of the total number of votes, however, the Substantial Shareholder is entitled to only one one-hundredth (1/100th) of the votes per share that it would otherwise be entitled to cast. In addition, in no event may a Substantial Shareholder exercise more than 15% of the total voting power of the holders of voting stock (after giving effect to the foregoing limitations).

      If the shares of voting stock beneficially owned by a Substantial Shareholder are held of record by more than one person, the aggregate voting power of all holders of record, as limited by the provisions described above, will be allocated in proportion to the number of shares held. In addition, our Amended and Restated Articles of Incorporation provide that a majority of the voting power of all the outstanding shares of voting stock (after giving effect to the foregoing limitations on voting rights) constitutes a quorum at all meetings of shareholders.

      The following is an example of how the votes available to a Substantial Shareholder would be limited by the provision in our Amended and Restated Articles of Incorporation. The example assumes we have a Substantial Shareholder who holds 600 of 1,000 outstanding shares of voting stock. In the absence of the provision, the Substantial Shareholder would be entitled to cast 600 out of 1,000 votes, or 60% — i.e., one vote for each share held. Under the provision, the Substantial Shareholder would be limited to 70 out of 470 votes, or just under 15%. The provision restricts the votes available to the Substantial Shareholder in two ways — it limits the votes available for shares representing more than 10% of the outstanding voting stock and further limits the vote so calculated to no more than 15% of the total voting power of the holders of voting stock. Under the first limit, the Substantial Shareholder would have 105 votes — one vote for each share up to 10% of the outstanding voting stock (100 shares representing 100 votes) and one-one hundredth vote for each additional share (500 shares representing 5 votes). The second limit would further restrict the votes available since, prior to any further adjustment, the Substantial Shareholder would be entitled to cast 21% of the total voting power — i.e., 105 votes out of a total of 505 votes then entitled to be cast (that is, 105 votes by the Substantial Shareholder and 400 votes by all other shareholders). The second limit reduces those votes until the percentage does not exceed 15% — i.e., 70 votes out of a total of 470 entitled to be cast by all shareholders (that is, 70 votes by the Substantial Shareholder and 400 votes by all other shareholders).

      Accordingly, beneficial owners of more than 10% of the outstanding shares of our voting stock will be unable to exercise voting rights proportionate to their equity interests.

      Subject to specified exceptions, Section 180.1150 of the Wisconsin Business Corporation Law, which is referred to as the Wisconsin control share statute, limits the voting power of shares of a Wisconsin corporation held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors to 10% of the full voting power of those excess shares. In other words, a person holding 500 shares of a corporation subject to Section 180.1150 of the Wisconsin Business Corporation Law with 1,000 shares outstanding would be limited to 230 votes (that is, 200 votes (20% of the total voting power) plus 30 votes (10% of the excess 300 shares)) on any matter subjected to a shareholder vote. Full voting power may be restored if a majority of the voting power shares represented at a meeting are voted in favor of a restoration of full voting power. This provision may deter any shareholder from acquiring in excess of 20% of our outstanding voting stock.

Possible Anti-Takeover Effects of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated By-laws and Wisconsin State Law

      Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated By-laws providing for a classified board of directors, limiting the rights of shareholders to remove directors, reducing the voting power of persons holding 10% or more of our common stock, requiring a two-thirds vote with respect to an amendment of the Articles and various fundamental corporate changes and permitting us to issue additional shares of common stock without further shareholder approval except as required under rules of the Nasdaq National Market could have the effect, among others, of discouraging takeover proposals for our company or impeding a business combination between us and a major shareholder.

      The Wisconsin Holding Company Act provides that no person may take, hold or acquire, directly or indirectly, more than 10% of the outstanding voting securities of a holding company unless the Public Service Commission of Wisconsin (PSCW) determines that such action is in the best interest of utility consumers, investors and the public.

Dividend Rights

      Holders of our common stock are entitled to receive dividends on their shares when, as and if declared by our board of directors out of funds legally available for distribution. We expect that those dividends will be declared and paid on a quarterly basis; however, there can be no guarantee as to the timing or amount of future dividends. As a practical matter, our ability to pay dividends on our common stock will be determined by the ability of our operating subsidiaries, principally MGE, to pay dividends to us.

      MGE’s ability to pay dividends to us will be subject to its earnings and the needs of its business and, to a degree, the provisions of the Wisconsin Holding Company Act. The PSCW has the authority under that Act to restrict the payment of dividends by MGE if it finds that MGE’s capital will be impaired by payment of those dividends. Also, as part of the approval we received from the PSCW to become the holding company for MGE, the PSCW limited MGE to paying normal dividends to us so long as its common equity ratio is below a 55 to 60 percent range previously established by the PSCW. As of June 30, 2002, MGE’s common equity ratio was 55.6%.

      Also, under the terms of MGE’s Seventeenth Supplemental Indenture to its Indenture of Mortgage and Deed of Trust, so long as any of the bonds authorized by that Supplemental Indenture are outstanding, dividends on MGE’s common stock cannot exceed an amount equal to MGE’s retained income, less dividends, in each case accumulated since December 31, 1945. No portion of MGE’s retained income is so restricted at this time.

Liquidation Rights

      In the event we liquidate or dissolve, holders of our then outstanding common stock are entitled to receive ratably all of our assets remaining after all of our liabilities have been paid. In addition, because our operations are currently conducted primarily through MGE, the rights of the holders of our common stock to participate in the distribution of assets of MGE upon the liquidation or reorganization of that subsidiary or otherwise will be subject to the prior claims of any holders of preferred stock of MGE. Currently, there is no outstanding preferred stock of MGE.

Preemptive and Subscription Rights

      Holders of our common stock, solely by virtue of their holdings, do not have any preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

Liability to Further Calls or to Assessment

      All of our outstanding shares of common stock are fully paid and nonassessable. However, in accordance with Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, shareholders may be personally liable for an amount equal to the par value of their stock for all debts owing to our employees for services performed, but not exceeding six months’ service in any one case.

Miscellaneous

      We reserve the right to increase, decrease, or reclassify our authorized capital stock, and to amend or repeal any provisions in our Amended and Restated Articles of Incorporation or in any amendment thereto in the manner now or hereafter prescribed by law, subject to the limitations in our Amended and Restated Articles of Incorporation. All rights conferred on the holders of our common stock in our Amended and Restated Articles of Incorporation or any amendment thereto are subject to this reservation. Our common stock does not have any conversion rights.

COMMON STOCK DIVIDENDS AND MARKET

      We became a publicly held company on August 12, 2002. Prior to that time, MGE, now our wholly-owned subsidiary, paid dividends on its common stock in varying amounts since it became publicly held. We expect that quarterly dividends on our common stock will be declared and paid on the same schedule as dividends on MGE’s common stock. MGE’s practice has been to pay dividends quarterly (in March, June, September and December). Our practice of paying dividends, the time of payment, and the amount of future dividends are necessarily dependent upon our earnings, financial requirements, and other factors, and those of MGE.

      Our common stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market under the symbol “MGEE.”

      Information and assistance with respect to the Plan may be obtained through our web site (www.mgeenergy.com); by e-mailing Shareholder Services (investor@mgeenergy.com); by writing to us at MGE Energy, Inc., Shareholder Services, Post Office Box 1231, Madison, WI 53701-1231; or by telephoning us at the appropriate toll-free number:

252-4744 — from Madison, Wisconsin

1-800-356-6423 — Continental U.S.

      A participant should include his or her name, address, account number, telephone number during business hours, and taxpayer identification number with all correspondence. Participants should notify us of any change in address.

LEGAL MATTERS

      Legal matters with respect to the common stock offered by this prospectus will be passed upon for us by Kristine A. Euclide, Vice President and General Counsel of MGE. Ms. Euclide beneficially owns shares of our common stock.

EXPERTS

      The financial statements incorporated in this prospectus by reference to the annual report on Form 10-K of MGE for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The expenses in connection with the issuance and distribution of the securities, other than underwriting discounts and agency fees or commissions, are set forth in the following table. All amounts except the SEC registration fee are estimated.

SEC registration fee	$	*
Accounting fees and expenses		6,000
Printing expenses		5,000
Legal fees and expenses		7,000
Miscellaneous		3,000

Total		$21,000

*	SEC registration fees of $106,838 and $6,650 were previously paid in connection with Registration Statement No. 333-72694 and Registration Statement No. 33-64361, respectively.

Item 15.	Indemnification of Directors and Officers.

      Pursuant to the provisions of the Wisconsin Business Corporation Law and Article IX of the Registrant’s Amended and Restated By-Laws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders, or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined above.

      Directors and officers of the Registrant are insured, at the expense of the Registrant, against certain liabilities which might arise out of their employment and which might not be indemnified or indemnifiable under the Amended and Restated By-Laws. The primary coverage is provided by a Directors and Officers Liability Insurance Policy in customary form having a one-year term. The coverage also applies to directors and officers of subsidiaries of the Registrant. No deductibles or retentions apply to individual directors or officers.

Item 16.     Exhibits.

Exhibit
No.	Description

3.1	Amended and Restated Articles of Incorporation of the Registrant are incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-72694).
3.2	Amended and Restated By-Laws of the Registrant are incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-72694).
5.1	Opinion of Kristine A. Euclide.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Kristine A. Euclide (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page).

Item 17.     Undertakings.

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934)

that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 12th day of August, 2002.

MGE ENERGY, INC.

By:	/s/ GARY J. WOLTER

Gary J. Wolter
Chairman, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

      Each person whose signature appears below constitutes and appoints Gary J. Wolter, Terry A. Hanson and Jeffrey C. Newman, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Post-Effective Amendment No. 1, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that such attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ GARY J. WOLTER Gary J. Wolter	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 12, 2002

/s/ TERRY A. HANSON Terry A. Hanson	Vice President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 12, 2002

/s/ DAVID C. MEBANE David C. Mebane	Vice Chairman of the Board and Director	August 12, 2002

/s/ RICHARD E. BLANEY Richard E. Blaney	Director	August 12, 2002

/s/ F. CURTIS HASTINGS F. Curtis Hastings	Director	August 12, 2002

Signature	Title	Date

Regina M. Millner	Director

/s/ FREDERIC E. MOHS Frederic E. Mohs	Director	August 12, 2002

/s/ JOHN R. NEVIN John R. Nevin	Director	August 12, 2002

/s/ DONNA K. SOLLENBERGER Donna K. Sollenberger	Director	August 12, 2002

/s/ H. LEE SWANSON H. Lee Swanson	Director	August 12, 2002

INDEX TO EXHIBITS

Exhibit
No.	Description

3.1	Amended and Restated Articles of Incorporation of the Registrant are incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-72694).
3.2	Amended and Restated By-Laws of the Registrant are incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-72694).
5.1	Opinion of Kristine A. Euclide.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Kristine A. Euclide (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page).